UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2005

MEDIA SCIENCES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Allerman Road, Oakland, New Jersey    07436
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code:  (201) 677-9311

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(d)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2005, Lawrence Anderson joined Media Sciences International, Inc. as our Vice President of Operations. Mr. Anderson’s employment is on at at-will basis. Mr. Anderson will receive a salary of $160,000 per year, and a signing bonus of $25,000. Mr. Anderson will be eligible for a bonus of up to $65,000, subject to the achievement of certain company milestones. We granted Mr. Anderson stock options to purchase 100,000 shares of our common stock, exercisable for ten years at $1.60 per share, subject to vesting over a five year period at the rate of 20% per year. Mr. Anderson is entitled to four weeks of vacation per year worked, and to participate in our company employee benefits plans.

Section 5 – Corporate Governance and Management

Item 5.02 Department of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to Item 1.01 of this Form 8-K regarding the appointment of Lawrence Anderson to serve as Vice President of Operations, commencing June 6, 2005. From April 1997 to November 2000, Mr. Anderson was Vice President World Wide Operations for Katun Corporation, located in Bloomington, Minnesota. From January 2001 to November 2004, Mr. Anderson was Vice President Manufacturing/Operations for WatchGuard Technologies Inc., located in Seattle, Washington. Prior to joining our company, Mr. Anderson had been retired since November 2004.

Mr. Anderson does not serve as a director of another reporting company and does not have a family relationship with any director, executive officer, or nominee to become a director or an executive officer of our company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: June 10, 2005	By: /s/ Michael W. Levin Michael W. Levin, President

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